EXHIBIT 21.1

JOHNSON CONTROLS, INC.

The following is a list of significant subsidiaries of the Company, as defined by Section 1.02(w) of Regulation S-X, as of September 30, 2016.

Name	Jurisdiction Where Subsidiary is Incorporated

Johnson Controls Battery Group, Inc.	Wisconsin